                                                                      EXHIBIT 12

                          COMMUNITY BANK SYSTEM, INC.

    COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                         YEAR ENDED DECEMBER 31,
                               ------------------------------------------------
                                 1994      1993      1992      1991      1990
                               --------  --------  --------  --------  --------
Earnings:
Pretax Income................  $ 16,365  $ 15,340  $ 10,645  $  4,969  $  2,858
Add: Fixed Charges...........    22,296    17,890    21,851    30,046    33,521
                               --------  --------  --------  --------  --------
Earnings including interest
 on deposits.................    38,661    33,230    32,496    35,015    36,379
Less: Interest on deposits...   (18,213)  (16,962)  (21,352)  (29,663)  (32,965)
                               --------  --------  --------  --------  --------
Earnings excluding interest
 on deposits.................  $ 20,448  $ 16,268  $ 11,144  $  5,352  $  3,414
                               ========  ========  ========  ========  ========
Fixed Charges:
Interest Expense.............  $ 22,130  $ 17,733  $ 21,608  $ 29,838  $ 33,329
Estimated interest component
 of net rental
 expense.....................       166       157       243       208       192
                               --------  --------  --------  --------  --------
Total fixed charges including
 interest on deposits........    22,296    17,890    21,851    30,046    33,521
Less: Interest on deposits...   (18,213)  (16,962)  (21,352)  (29,663)  (32,965)
                               --------  --------  --------  --------  --------
Total fixed charges excluding
 interest on deposits........  $  4,083  $    928  $    499  $    383  $    556
                               ========  ========  ========            ========
Ratio of Earnings to Fixed                                   ========
 Charges:
  Including interest on
   deposits..................    173.40%   185.75%   148.72%   116.54%   108.53%
  Excluding interest on
   deposits..................    500.78% 1,753.02% 2,233.27% 1,397.39%   614.03%
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